Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352

CRANE CO. REPORTS FIRST QUARTER EARNINGS

STAMFORD, CONNECTICUT – April 23, 2012 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that first quarter 2012 earnings per diluted share increased 8% to $0.88 compared to $0.81 in the first quarter of 2011. First quarter 2011 results include a gain of $4.3 million, or $0.05 per share, related to the sale of a building and the divestiture of a small product line.

First quarter 2012 sales of $658 million increased $47 million, or 8%, compared to the first quarter of 2011, resulting from a core sales increase of $48 million (8%), an increase in sales from acquisitions, net of divestitures, of $4 million (1%), and unfavorable foreign currency translation of $5 million (-1%).

First quarter 2012 operating profit increased 9% to $79.6 million, compared to $72.9 million in the first quarter of 2011, and operating profit margin increased to 12.1%, compared to 11.9% in the first quarter of 2011.

“Record first quarter earnings were driven by our Aerospace & Electronics and Fluid Handling segments, which are benefiting from their exposure to late cycle end markets,” said Crane Co. president and chief executive officer Eric C. Fast. “We have started off 2012 with robust demand in our later, longer cycle businesses, including strong orders and a growing backlog. We are on track to deliver full year EPS in line with our $3.75-$3.95 guidance and free cash flow in the range of $160-$190 million.”

Cash Flow and Financial Position

Cash used for operating activities in the first quarter of 2012 was $42.8 million, compared to cash used for operating activities of $16.2 million in the first quarter of 2011, reflecting an increase in working capital. The Company’s cash position at March 31, 2012 was $196 million, as compared to $245 million at December 31, 2011.

Segment Results

All comparisons detailed in this section refer to the first quarter 2012 versus the first quarter 2011.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2012	2011
Sales	$175.2	$161.9	$13.2	8%
Operating Profit	$38.1	$34.0	$4.0	12%
Profit Margin	21.7%	21.0%

First quarter 2012 sales increased $13.2 million, or 8%, reflecting a $10.2 million (10%) improvement in Aerospace Group sales and an increase of $3.0 million (5%) in Electronics Group revenue. The Aerospace Group sales increase reflected higher OEM and aftermarket shipments for both commercial and military applications, while Electronics Group sales growth was primarily driven by strength in Power Solutions. Segment operating profit of $38.1 million increased by $4.0 million, or 12%, reflecting strong sales growth and margin improvement in Aerospace.

Aerospace & Electronics order backlog was $438 million at March 31, 2012, as compared to $411 million at December 31, 2011 and $455 million at March 31, 2011.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2012	2011
Sales	$58.2	$61.8	($3.7)	(6%)
Operating Profit	$8.4	$10.1	($1.7)	(17%)
Profit Margin	14.5%	16.4%

Segment sales of $58.2 million declined 6% compared to the first quarter of 2011, as a result of lower demand from transportation and recreational vehicle customers, slightly offset by a modest increase in building products sales. Operating profit decreased 17% primarily reflecting the lower sales.

Merchandising Systems

	First Quarter		Change
(dollars in millions)	2012	2011
Sales	$87.7	$94.9	($7.2)	(8%)
Operating Profit	$4.7	$4.7	—	1%
Profit Margin	5.4%	4.9%

Merchandising Systems sales of $87.7 million decreased $7.2 million, or 8%, reflecting lower sales in Payment Solutions and, to a lesser extent, Vending. Operating profit of $4.7 million in 2012 includes costs incurred to settle a lawsuit. Solid productivity improvements offset the deleverage impact of the lower sales.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2012	2011
Sales	$301.9	$264.1	$37.7	14%
Operating Profit	$39.6	$35.5	$4.2	12%
Profit Margin	13.1%	13.4%

First quarter 2012 sales increased $37.7 million, or 14%, which included a core sales increase of $37.4 million (14%), $4.4 million from the acquisition of WTA (2%), and unfavorable foreign currency translation of $4.1 million (-2%). Sales were broadly higher across Fluid Handling end markets. Orders from ChemPharma and Energy customers strengthened markedly on both a year over year and sequential basis. Operating profit increased to $39.6 million while operating margin declined slightly to 13.1%, reflecting throughput inefficiencies in certain European operations. Backlog increased to $338 million at March 31, 2012, compared to $314 million at December 31, 2011 and $305 million at March 31, 2011.

Controls

	First Quarter		Change
(dollars in millions)	2012	2011
Sales	$35.0	$28.2	$6.8	24%
Operating Profit	$4.7	$3.1	$1.6	51%
Profit Margin	13.4%	11.0%

First quarter 2012 sales of $35.0 million increased 24%, primarily reflecting improvement in industrial, transportation and upstream oil and gas related demand. Operating profit increased 51%, reflecting leverage of the higher sales volume.

Full Year 2012 Guidance

As detailed at our February Investor Day Conference, sales for 2012 are expected to increase approximately 3-5% driven by a core sales increase of 5-6%, incremental sales from the WTA acquisition of less than 1%, partially offset by unfavorable foreign exchange of approximately 2%. 2012 earnings guidance is a range of $3.75 - $3.95 per diluted share, reflecting revenue and profit growth across all segments. The Company’s 2012 free cash flow (cash provided by operating activities less capital spending) guidance of $160 - $190 million includes the effect of asbestos related cash flows.

Additional Information

Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 24, 2012 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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